Exhibit 99.1

Kintera Announces the Closing of its Private Common Stock Financing of $20 Million

SAN DIEGO, CA—July 20, 2004—Kintera® Inc. (NASDAQ:KNTA), a leading provider of software as a service to nonprofits, today announced it has closed its private placement with certain existing institutional investors of 2,500,000 shares of its common stock at a price of $8.00 per share for aggregate proceeds of $20 million.

The shares were not registered under the Securities Act, or any state securities laws, and were sold in a private transaction under Regulation D. Unless the shares are registered, they may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. Kintera is obligated to register the shares for resale on a registration statement to be filed within 30 days.

About Kintera Inc.

Kintera® Inc. (NASDAQ:KNTA) is an innovative provider of software as a service that helps nonprofit organizations foster a powerful sense of community to achieve their mission. Kintera’s Knowledge Interaction technology strengthens an organization’s community by providing volunteers, members, donors and staff web-based tools to efficiently fulfill their tasks and share real-time data and information. The company’s Internet innovations include its Friends Asking Friends® solicitation program and Kintera Sphere(TM), an enterprise-grade software system that provides content management, contact management, communication tools, commerce applications, community-building features and reporting functions. Kintera’s technology is built on a unified database and payment processing engine. A web browser is all that is needed to use Kintera Sphere to help increase donations, reduce fundraising costs and build awareness and affinity for a cause. For more information, visit Kintera at www.kintera.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements that involve risks and uncertainties. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the successful filing of the resale registration statement within 30 days. Given these uncertainties, you should not place undue reliance on these forward-looking statements.